Exhibit 99.1

Scopus BioPharma Announces Exchange Offer

Exchange Would Provide Incentives for Long-Term Ownership by Existing and Prospective New Investors

New York, New York, January 27, 2021 – Scopus BioPharma Inc. (Nasdaq: “SCPS”) today announced that it intends to effectuate an exchange offer (the “Exchange”) pursuant to which Scopus BioPharma common stock would become exchangeable for units (the “X Units”) of the company.

The Exchange is being designed to reward existing holders of common stock and to provide incentives for long-term ownership of our securities by existing and prospective new investors.

Each X Unit issuable pursuant to the Exchange would be comprised of one share of common stock, identical to the company’s currently outstanding common stock, and one newly-issuable warrant (the “X Warrant”). Holders of common stock would be entitled to receive one X Unit for each share of common stock tendered.

Holders of common stock would be able to tender all, some or none of their common stock. Shares of common stock not tendered would remain outstanding and unmodified.

There would be no cash or other consideration payable to participate in the Exchange.

It is the company’s intention to apply to Nasdaq for listing of both the X Units and the X Warrants.

The securities contained within each X Unit would become separable and separately tradable and transferable on January 3, 2022. The company would be permitted to allow for such separate trading at an earlier date in its sole discretion.

Each newly-issuable X Warrant would be exercisable for one share of the company’s common stock at an exercise price of $9.00 per share. The X Warrants would become exercisable, subject to any applicable regulatory and/or Nasdaq approval, on January 2, 2023 through and including January 3, 2028. On or after January 2, 2024, the company would, at its sole option, be able to redeem the X Warrants if the common stock trades at or above $27.00 per share, subject to an applicable number of qualifying trading days and other conditions.

Scopus is a biopharmaceutical company developing transformational therapeutics based on groundbreaking scientific and medical discoveries. The company’s lead drug candidate is a novel, targeted immuno-oncology gene therapy for the treatment of multiple cancers. This drug candidate is highly distinctive, encompassing both gene therapy and immunotherapy by synthetically linking siRNA to an oligonucleotide TLR9 agonist, creating the potential for targeted gene silencing with simultaneous TLR stimulation and immune activation in the tumor microenvironment.

Important Notice

This press release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any common stock of the company. Any offer to exchange would be made pursuant to, without limitation and as applicable, a Letter of Transmittal and other materials that would be mailed to holders of common stock eligible for tender in the Exchange, including a Tender Offer Statement on Schedule TO which would be filed with the Securities and Exchange Commission, including an Offer Letter, a related election to participate and/or any other materials as may be appropriate. Applicable documents would be available at no charge at the Securities and Exchange Commission's website at www.sec.gov. Holders of common stock which would be eligible to be tendered in the Exchange should carefully read any materials and documents incorporated therein by reference, as they would contain important information, including various terms of, and conditions to, the Exchange.

About Scopus BioPharma

Scopus BioPharma Inc. is a biopharmaceutical company developing transformational therapeutics capitalizing on groundbreaking scientific and medical discoveries from leading research and academic institutions. The company’s lead drug candidate is a novel, targeted immuno-oncology gene therapy for the treatment of multiple cancers. The company is also developing additional new chemical entities to treat other serious diseases with significant unmet medical needs, including systemic sclerosis.

Forward-Looking Statements

This press release may include forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the company’s offering circular filed with the U.S. Securities and Exchange Commission) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

Contact

Rodd Leeds/David Waldman

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: SCPS@crescendo-ir.com